Exhibit 10.1

EXECUTION VERSION

Goldman Sachs International | Peterborough Court | 133 Fleet Street | London EC4A 2BB | Tel:  020-7774-1000 | Telex:  887902 | Cable:  GOLDSACHS LONDON | Registered in England No. 2263951 | Registered Office as Above | Authorised and Regulated by the Financial Services Authority

Opening Transaction
To:	Arcos Dorados B.V. Prins Bernhardplein 200 1097 JB Amsterdam, Netherlands
A/C:	006154496
From:	Goldman Sachs International
Re:	Share Swap Transaction
Ref. No:	SDB4174646513
Date:	August 13, 2012

This confirmation (this “Confirmation”), dated as of August 13, 2012, is intended to set forth certain terms and provisions of the Transaction entered into among Goldman Sachs International (“Dealer”), Arcos Dorados B.V., a besloten vennootschap met beperkte aansprakelijkheid duly organized and validly existing under the laws of the Netherlands and having its corporate seat in Amsterdam, the Netherlands (“Counterparty”), and Arcos Dorados Holdings Inc. (“Holdings”) on the Trade Date specified below (the “Transaction”). The terms of the Transaction shall be set forth in this Confirmation and a Trade Notification in the form of Schedule A hereto (the “Trade Notification”) that shall reference this Confirmation and supplement, form a part of, and be subject to, this Confirmation.  This Confirmation and the Trade Notification together shall constitute a “Confirmation” as referred to in the Agreement specified below. Holdings is entering into this Confirmation for the sole purpose of providing certain representations, warranties, covenants and indemnities for the benefit of Dealer. Dealer is acting as principal in the Transaction and Goldman, Sachs & Co. (“Agent”), its affiliate, is acting as agent for Dealer and Counterparty in the Transaction.  Dealer is not a member of the Securities Investor Protection Corporation.

1.      This Confirmation is subject to, and incorporates, the definitions and provisions of the 2006 ISDA Definitions (the “2006 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”).  In the event of any inconsistency between the 2006 Definitions and the Equity Definitions, the Equity Definitions will govern.

This Confirmation and the Trade Notification evidence a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation and the Trade Notification relates.  This Confirmation and the Trade Notification shall be subject to an agreement (the “Agreement”) in the form of the 1992 ISDA Master Agreement (Multicurrency—Cross Border) as if Dealer and Counterparty had executed an agreement in such form on the date hereof (but without any Schedule except for (i) the election of Loss and Second Method and US Dollars (“USD”) as the Termination Currency, (ii) the replacement of the word “third” in the last line of Section 5(a)(i) of the Agreement with the word “first” and (iii) such other elections as are set forth in this Confirmation).

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation and the Trade Notification except as expressly modified herein.  In the event of any inconsistency between this Confirmation, the Trade Notification, the Definitions and the Agreement, as the case may be, the following will prevail in the order of precedence indicated: (i) the Trade Notification, (ii) this Confirmation, (iii) the Definitions and (iv) the Agreement.

2.      The Transaction constitutes a Swap Transaction for purposes of the 2006 Definitions and a Share Swap Transaction for the purposes of the Equity Definitions.  Set forth below are the terms and conditions that, together with the terms and conditions set forth in the Trade Notification, shall govern such Transaction.

General Terms:

Trade Date:	August 13, 2012
Effective Date:	The date one Settlement Cycle immediately following the first Relevant Day.
Termination Date:	The date one Settlement Cycle immediately after the Final Valuation Date.
Shares:	Class A Shares, with no par value, of Holdings (Ticker Symbol: “ARCO”).
Exchange:	New York Stock Exchange
Related Exchange(s):	All Exchanges

Initial Hedge:

Hedge Period:
The period of up to 20 consecutive Relevant Days from, and including, the first Relevant Day, subject to postponement as provided in “Hedging Disruption” below; provided that if on any Relevant Day in the scheduled Hedge Period (a “Maximum Price Date”) the opening price as displayed under the condition “OP” on Bloomberg page “ARCO.N <Equity> QR” (or any successor page thereto) for such Relevant Day is greater than USD 16.00, then the last possible Relevant Day of the Hedge Period shall be postponed by one Relevant Day for each such Maximum Price Date.  If ten Maximum Price Dates have occurred during the Hedge Period, then (i) the Hedge Period (x) shall be deemed to have ended on the Relevant Day immediately preceding the tenth Maximum Price Date and (y) shall include only the Relevant Days that are not Disrupted Days in full (but shall include any Relevant Day that is a Disrupted Day only in part, as determined by the Calculation Agent pursuant to “Hedging Disruption” below) preceding such tenth Maximum Price Date and (ii) the Calculation Agent shall (x) reduce the “Number of Shares” to be equal to the number of Hedge Shares (as defined in Section 10 below) held by Dealer as of such last Relevant Day of the Hedge Period and (y) make a pro rata reduction to each of the Minimum Number of Shares and the Maximum Number of Shares based on the Number of Shares as reduced pursuant to clause (ii)(x) above.

Hedge Period Reference Price:
As set forth in the Trade Notification, to be the arithmetic mean of the Hedge Period VWAP Prices for the Relevant Days in the Hedge Period, subject to “Hedging Disruption” below.  Dealer shall deliver to Counterparty a completed

Trade Notification no later than 8:00 p.m. New York time on the last Relevant Day of the Hedge Period.
Hedge Period VWAP Price:
For any Relevant Day, as determined by the Calculation Agent based on the “New York” 10b-18 Volume Weighted Average Price per Share for the regular trading session (including any extensions thereof) of the Exchange on such Relevant Day (without regard to pre-open or after hours trading outside of such regular trading session for such Relevant Day), as published by Bloomberg at 4:15 p.m. New York time (or 15 minutes following the end of any extension of the regular trading session) on such Relevant Day, on Bloomberg page “ARCO.N <Equity> AQR_SEC” (or any successor thereto), or if such price is not so reported on such Relevant Day for any reason or is, in the Calculation Agent’s reasonable discretion, clearly erroneous, such Hedge Period VWAP Price shall be as reasonably determined by the Calculation Agent.  For purposes of calculating the Hedge Period VWAP Price, the Calculation Agent will include only those trades that are reported during the period of time during which Holdings could purchase its own shares under Rule 10b-18(b)(2) and are effected pursuant to the conditions of Rule 10b-18(b)(3), each under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (such trades, “Rule 10b-18 eligible transactions”).

Relevant Day:	Each day listed on Schedule B and every Scheduled Trading Day after the last day so listed.
Market Disruption Event:
The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and inserting the words “at any time on any Scheduled Trading Day during the Hedge Period” after the word “material,” in the third line thereof.

Early Closure:
The definition of “Early Closure” in Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Hedging Disruption:
Notwithstanding anything to the contrary in the Equity Definitions, to the extent that a Disrupted Day occurs on a Relevant Day in the Hedge Period, the Calculation Agent may, in its good faith and commercially reasonable discretion, postpone the last Relevant Day of the Hedge Period by one Relevant Day for each such Disrupted Day.  If any such Disrupted Day is a Disrupted Day because of a Market Disruption Event (or a deemed Market Disruption Event as provided in Section 5 (“Regulatory Disruption”) below), the Calculation Agent shall determine whether (i) such Disrupted Day is a Disrupted Day in full, in which case the Hedge Period

VWAP Price for such Disrupted Day shall not be included for purposes of determining the Hedge Period Reference Price or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the Hedge Period VWAP Price for such Disrupted Day shall be determined by the Calculation Agent based on Rule 10b-18 eligible transactions in the Shares on such Disrupted Day effected before the relevant Market Disruption Event occurred and/or after the relevant Market Disruption Event ended, as applicable, and the Hedge Period Reference Price shall be determined using the weighted average of the Hedge Period VWAP Prices for the relevant Relevant Days during the Hedge Period (with the weighting of the Hedge Period VWAP Price for the Hedge Period being only to account for such disruption and not any other factor) instead of using the arithmetic mean, with such determinations based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares.  The Calculation Agent shall notify the parties of the occurrence of a Disrupted Day, and whether such Disrupted Day was a Disrupted Day in whole or in part, within one Scheduled Trading Day of an occurrence thereof.  Any Relevant Day on which the Exchange is scheduled to close prior to its normal close of trading shall be deemed to be a Disrupted Day in full.

If a Disrupted Day occurs on any Relevant Day during the Hedge Period and each of the nine immediately following Relevant Days is a Disrupted Day, then the Calculation Agent, in its good faith and commercially reasonable discretion, may deem such ninth Relevant Day to be a Relevant Day that is not a Disrupted Day and determine the Hedge Period VWAP Price for such ninth Relevant Day using its good faith estimate of the value of the Shares on such ninth Relevant Day based on the volume, historical trading patterns and price of the Shares and such other factors as it deems appropriate.

Equity Amounts Payable:

Equity Amount Payer:	Dealer
Number of Shares:
2,272,551; provided that Counterparty may, by written notice delivered to Dealer on any Exchange Business Day on or after the date on which Holdings and Counterparty have made available to Dealer an effective registration statement (or a prospectus supplement in relation to an existing registration statement) in accordance with Section 10(a) hereunder, reduce the then-applicable Number of Shares by a number of Shares (the “Share Reduction Number”) specified in such written notice (any such reduction, a “Share Reduction”) with the following effect:  the then-applicable Number of Shares shall be reduced as of the close of business in New York City on each Equity Settlement Date relating to such Share Reduction by a number of Shares equal to the number of Hedge Shares Dealer or its affiliate sells on the related Equity Valuation Date pursuant to Section 10 below. Notwithstanding the foregoing proviso, no Share Reduction shall be permitted unless the relevant Share Reduction Number (x) equals or is greater than the Minimum Number of Shares, and (y) does not exceed the Maximum Number of Shares either individually or (solely with respect to this clause (y)) when aggregated with all other Share Reductions occurring in the period from, and including, one Quarterly Valuation Date to, but excluding, the next following Quarterly Valuation Date (provided that (i) the first such period shall commence on, and include, the Effective Date and (ii) the final such period shall end on, but exclude, the Termination Date).

In addition to the foregoing, the then-applicable Number of Shares shall be reduced as of the close of business in New York City on each Equity Settlement Date during the Valuation Period by a number of Shares equal to the number of Hedge Shares Dealer or its affiliate sells on the related Equity Valuation Date pursuant to Section 10 below.

Minimum Number of Shares:	(a) For the first Share Reduction specified by Counterparty at any time during the Term of the Transaction, 300,000; and (b) for all other Share Reductions, 500,000.
Maximum Number of Shares:	1,000,000.
Equity Notional Amount:
Initially as set forth in the Trade Notification, and thereafter an amount in USD equal to the Number of Shares (as the same may be reduced as provided in “Number of Shares” above) multiplied by the Hedge Period Reference Price; provided, however, that on any day prior to the end of the Hedge Period, the Equity Notional Amount shall equal the product of (x) the Number of Shares multiplied by the quotient of (i) the number of Relevant Days during the Hedge Period up to, and including, such day divided by (ii) the number of Relevant Days in the entire Hedge Period and (y) the arithmetic mean of the Hedge Period VWAP Prices for the Relevant Days elapsed during the Hedge Period; and provided further that any increase of the Equity Notional Amount pursuant to the immediately preceding proviso shall be given effect on the date one Settlement Cycle immediately following the corresponding Relevant Day during the Hedge Period. For the avoidance of doubt, the parties acknowledge and agree that, following any Equity Settlement Date, the reduced Equity Notional Amount shall be the Equity Notional Amount and that the Equity Notional Amount may be adjusted more than once during the Term of the Transaction.

Payments in respect of Share Reduction:
In relation to any Equity Valuation Date to which a Share Reduction relates, the Calculation Agent shall determine the amount payable by one party to the other on the related Cash Settlement Payment Date as if the relevant Equity Valuation Date were the Final Valuation Date in respect of such Share Reduction. In addition, on the related Cash Settlement Payment Date Counterparty shall pay to Dealer an amount in

USD (the “Share Reduction Fee”) equal to the sum of (x) the product of (i) the relevant Equity Notional Decrease Amount and (ii) 1.5% and (iii) the quotient of the actual number of calendar days in the period from, and including, the Equity Settlement Date immediately following the relevant Equity Valuation Date to, but excluding, the Termination Date divided by 360, plus (y) any funding breakage costs incurred by Dealer in connection with such Share Reduction. For the avoidance of doubt, any amount payable by Dealer in connection with any such Share Reduction shall, in accordance with Section 2(c) of the Agreement, be netted against, and discharged to the extent of, the amount of the Share Reduction Fee payable by Counterparty in connection with such Share Reduction.

Equity Notional Decrease Amount:	In relation to any Equity Valuation Date to which a Share Reduction relates, an amount equal to the related Share Reduction Number multiplied by the Hedge Period Reference Price.

Equity Notional Reset:	Not Applicable
Cash Settlement Payment Date for Equity Amount:	One Settlement Cycle immediately after any Equity Valuation Date.
Equity Valuation Date:	Each Exchange Business Day (which may be a single Exchange Business Day) on which Dealer or its affiliate disposes of Hedge Shares pursuant to Section 10 below.
Equity Settlement Date:	In respect of any Equity Valuation Date, the date one Settlement Cycle immediately following such Equity Valuation Date.
Final Valuation Date:	The last Equity Valuation Date of the Valuation Period.
Type of Return:	Total Return
Initial Price:	The Hedge Period Reference Price.
Final Price:
With respect to any Equity Valuation Date, the average net price per Share obtained by Dealer or its affiliate in any disposition of Hedge Shares pursuant to Section 10 below (which price, in connection with any disposition pursuant to Section 10(b) below, may reflect an appropriate private placement liquidity discount in respect of such Shares).

Valuation Period:
The period of Exchange Business Days during which Dealer or its affiliate unwinds Dealer’s hedge hereunder pursuant to Section 10 below, which period shall begin not earlier than August 12, 2013 and end not later than September 12, 2013, subject to Section 12 below.

Valuation Date(s):	(i) November 20, 2012, February 20, 2013 and May 20, 2013 (each, a “Quarterly Valuation Date”) and (ii) each Equity Valuation Date.
Floating Amounts Payable:
Floating Amount Payer:	Counterparty
Notional Amount:	The Equity Notional Amount.
Payment Dates for Floating
Amount Payer:	Three Currency Business Days after (i) each Quarterly Valuation Date and (ii) the Final Valuation Date.
Floating Rate Option:	USD-LIBOR-BBA
Designated Maturity:	3 months
Spread:	3.30% per annum
Floating Rate Day Count Fraction:	Actual/360
Reset Date(s):	The first day of each Calculation Period.
Business Days:	New York
Business Day Convention:	Modified Following

Settlement Terms:

Cash Settlement:	Applicable
Settlement Currency:	USD
Dividends:
Dividend Period:	Second Period
Dividend Amount:
For any Cash Dividend, the Cash Dividend Amount for such Cash Dividend multiplied by the Number of Shares as of the open of business on the ex-dividend date for such Cash Dividend; provided that, for any Cash Dividend with an ex-dividend date prior to or during the Hedge Period, the “Number of Shares” used for purposes of calculating the Dividend Amount shall be equal to the product of (i) the Number of Shares without giving effect to this proviso, and (ii) the quotient of (A) the number of Relevant Days (which may be zero) elapsed in the Hedge Period to, but excluding, such ex-dividend date divided by (B) the actual number of Relevant Days in the Hedge Period.

Cash Dividend Amount:	For any Cash Dividend, the per Share amount of any Cash Dividend, net of any deduction or withholding for or on account of any taxes, duties, assessments, fees or other governmental charges at the source by or on behalf of any applicable authority having power to tax in respect of such a cash dividend or distribution and shall exclude any imputation or other credits, refunds or deductions granted by any applicable authority having power to tax in respect of such dividend and any taxes, credits, refunds or benefits imposed, withheld, assessed or levied thereon (as determined by the Calculation Agent)

Cash Dividend:
Any cash dividend or distribution on the Shares with an ex-dividend date occurring in any Dividend Period occurring (in whole or in part) during the period commencing on, but excluding, the first Relevant Day of the Hedge Period and ending on, and including, the Final Valuation Date.

Dividend Payment Date:	The final Cash Settlement Payment Date, on which date Dealer shall pay to Counterparty an amount in USD equal to the sum of all prior Dividend Amounts.
Re-investment of Dividends:	Not Applicable
Share Adjustments:
Dividend:
For any Dividend Period, any dividend or distribution on the Shares with an ex-dividend date occurring during such Dividend Period (other than any Cash Dividend or any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) or (B) of the Equity Definitions).

Extraordinary Dividend:	Any Dividend
Method of Adjustment:
Calculation Agent Adjustment; provided that Section 11.2(c)(i)(C) shall be amended by adding the words “the Minimum Number of Shares, the Maximum Number of Shares,” immediately prior to the word “an” in the second line thereof.

Extraordinary Events:
Merger Event:
Applicable; provided that the definition of “Merger Event” in Section 12.1(b) shall be amended by (a) adding the word “or” immediately prior to “(iii)” in the sixth line thereof, (b) deleting the second occurrence of the word “or” in the tenth line thereof and (c) deleting clause (iv) thereof in its entirety.

Consequences of Merger Events:
Share-for-Share:	Calculation Agent Adjustment
Share-for-Other:	Cancellation and Payment
Share-for-Combined:	Component Adjustment

Determining Party:	Dealer
Tender Offer:	Not Applicable
Composition of Combined Consideration:
Not Applicable; provided that notwithstanding Sections 12.1(f) and 12.5(b) of the Equity Definitions, to the extent that the composition of the consideration for the relevant Shares pursuant to a Merger Event could be determined by a holder of the Shares, the Calculation Agent will, in its sole discretion, determine such composition.

Nationalization, Insolvency or Delisting:
Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Determining Party:	Dealer
Additional Disruption Events:
(a) Change in Law:
Applicable; provided that (i) the phrase “materially increased cost” as used in Section 12.9(a)(ii)(Y) of the Equity Definitions (x) shall include any materially increased costs incurred due to requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) with respect to exchange trading, clearing, margin or increased capital requirements and (y) shall include the incurrence by the Hedging Party of any materially increased (as compared with circumstances existing on the Trade Date) amount of tax, duty, expense or fee (other than brokerage commissions) in connection with its Hedging Activities only in respect of Hedge Positions consisting solely of Shares (it being understood, for the avoidance of doubt, that the phrase “materially increased cost” as used in Section 12.9(a)(ii)(Y) of the Equity Definitions shall not include any such costs, taxes, duties, expenses or fees incurred by the Hedging Party in respect of Hedge Positions other than Shares), and (ii) the consequence of the occurrence of an event contemplated in Section 12.9(a)(ii)(Y) of the Equity Definitions shall be as set forth in Section 12.9(b)(vi) of the Equity Definitions as if such an event were an “Increased Cost of Hedging”; provided further that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) adding the phrase “and/or Hedge Position” after the word “Shares” in clause (X) thereof and (iii) immediately following the word “Transaction” in clause (X)

thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”; and provided further that (i) any determination as to whether (A) the adoption of or any change in any applicable law or regulation (including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute) or (B) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Act or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, and (ii) Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof with the phrase “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”.

(b) Failure to Deliver:	Not Applicable
(c) Insolvency Filing:	Applicable
(d) Hedging Disruption:	Not Applicable
(e) Loss of Stock Borrow:	Not Applicable
(f) Increased Cost of Stock Borrow:	Not Applicable
(g) Increased Cost of Hedging:	Not Applicable
Hedging Party:	Dealer
Determining Party:	Dealer
Additional Termination Event(s)
Notwithstanding anything to the contrary in the Equity Definitions, if, as a result of an Extraordinary Event, the Transaction would be cancelled or terminated (whether in whole or in part) pursuant to Article 12 of the Equity Definitions, an Additional Termination Event (with such terminated Transaction (or portion thereof) being the Affected Transaction and Counterparty being the sole Affected Party and Dealer being the party entitled to designate an Early Termination Date) shall be deemed to occur, and, in lieu of Sections 12.7, 12.8 and 12.9 of the Equity Definitions, Section 6 of the Agreement shall apply to such Affected Transaction.

The occurrence of a Price Trigger Event, a Leverage Ratio Event, a Call Option Redemption Event or a Guaranty Delivery Event will constitute an Additional Termination Event, with Counterparty as the sole Affected Party.

“Price Trigger Event” means that (A) the average of the official closing price per Share as quoted by the Exchange for any three consecutive Exchange Business Days during the Term of the Transaction is less than 55% of the Initial Price or (B) on any day during the Term of the Transaction on which the price per Share at any time on such day is less than 65% of the Initial Price, there occurs at any time on such day a decline of 10% or more in the price of the Shares from the official closing price per Share as quoted by the Exchange on the immediately preceding Exchange Business Day.

“Leverage Ratio Event” means that the ratio of Counterparty’s “Consolidated Total Net Indebtedness” to its “Consolidated Adjusted EBITDA” (each as defined in the Indenture, dated as of October 1, 2009 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), between Counterparty, the subsidiary guarantors named therein, Citibank, N.A. and Dexia Banque Internationale à Luxembourg, Société Anonyme), as measured at the end of any fiscal quarter of Counterparty on the basis of Counterparty’s balance sheet prepared in accordance with U.S. GAAP, is greater than 2.5:1.

“Call Option Redemption Event” means the occurrence of a “Call Option Redemption Event” as defined in the Indenture.

“Guaranty Delivery Event” means the failure of Counterparty to deliver to Dealer on or before the date one month immediately following the Trade Date the guaranty (the “Counterparty Guaranty”), to be dated as of a date no later than the date one month immediately following the Trade Date, by each of the subsidiary guarantors set forth in Annex B in favor of Dealer as beneficiary thereof and substantially in the form of Annex B hereto.

Non-Reliance:	Applicable
Agreements and Acknowledgements Regarding Hedging Activities:	Applicable
Additional Acknowledgements:	Applicable
Transfer:
Notwithstanding anything to the contrary in the Agreement, Dealer may assign, transfer and set over all rights, title and interest, powers, privileges and remedies of Dealer under any Transaction, in whole or in part, to an affiliate of Dealer the obligations of which under such Transaction are guaranteed by The Goldman Sachs Group, Inc. without the consent of Counterparty; provided that:

(A)   Counterparty will not, as a result of such transfer or assignment, be required on any payment date (1) to pay the transferee an amount under Section 2(d)(i)(4) of the Agreement greater than the amount that Counterparty would have been required to pay to Dealer in the absence of such transfer and assignment or (2) to receive from the transferee any payment from which an amount has been deducted or withheld in respect of any Tax resulting in the net amount actually received by Counterparty being less than the amount Counterparty would have received from Dealer in the absence of such transfer or assignment;

(B) An Event of Default, Potential Event of Default, Termination Event or Extraordinary Event will not occur as a result of such transfer and assignment; and

(C)   Without limiting the generality of clause (A), Dealer shall cause the transferee to make such Payee Tax Representations and each party shall provide such tax documentation as may be reasonably requested by  the other party to permit each party to determine that results described in clause (A) will not occur upon or after such transfer and assignment.

Dealer Payment Instructions:	To be provided by Dealer.
Counterparty Payment Instructions:	To be provided by Counterparty.
Calculation Agent:
Dealer; provided that following any determination or calculation hereunder, upon a written request by Counterparty, the Calculation Agent will provide to Counterparty, by email to the email address provided by Counterparty in such written request, a report (in a commonly used file format for the storage and manipulation of financial data) displaying, in reasonable detail, the basis for such determination or calculation, it being understood that the Calculation Agent shall not be obligated to disclose any proprietary models or other confidential or proprietary information or data used by it for such determination or calculation.

3.           Additional Mutual Representation, Warranty and Covenant of Counterparty, Dealer and Holdings.  Each of Counterparty, Dealer and Holdings acknowledges and agrees that it is an “eligible contract participant” as defined in the U.S. Commodity Exchange Act, as amended, and is entering in the Transaction as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.

4.           Additional Representations, Warranties and Covenants of Counterparty and Holdings.  In addition to the representations, warranties and covenants in the Agreement, each of Counterparty and Holdings represents and warrants jointly and severally to Dealer that:

(a)           The purchase or writing of the Transaction and the transactions contemplated hereby will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act (it being understood that Counterparty makes no representation in respect of any action taken by Dealer or its affiliates).

(b)           It is not entering into the Transaction (i) on the basis of, and is not aware of, any material non-public information with respect to the Shares, (ii) in anticipation of, in connection with, or to facilitate, a distribution of its securities, a self tender offer or a third-party tender offer or (iii) to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares).

(c)           As of the date hereof Holdings is in compliance with its reporting obligations under the Exchange Act, and its most recent Annual Report on Form 20-F, together with all reports subsequently filed by it pursuant to the Exchange Act, taken together and as amended and supplemented to the date of this representation, do not, and, as of their respective filing dates, did not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d)           The Shares are not, and Holdings will cause the Shares not to be, subject to a “restricted period” (as defined in Regulation M promulgated under the Exchange Act) at any time during the Hedge Period.

(e)           Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that neither Dealer nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards  including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements).

(f)           Each Credit Support Provider of Counterparty is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation and the obligations of each such Credit Support Provider under the Counterparty Guaranty constitute each such Credit Support Provider’s respective legal, valid and binding obligations, enforceable in accordance with the Counterparty Guaranty’s terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

(g)           As of the Trade Date and each day on which Counterparty purchases Hedge Shares pursuant to Section 10(c) below, as the case may be, each of Counterparty and Holdings is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Holdings would be able to purchase the Number of Shares in compliance with the laws of the jurisdiction of Holdings’ incorporation. Each of Counterparty and Holdings has not engaged and will not engage in any business or transaction with Dealer after which the property remaining with Counterparty or Holdings, as applicable, was or will be unreasonably small in relation to its respective business.  At the time of any transfer to or for the benefit of Dealer, each of Counterparty and Holdings did not intend or will not intend to incur, and did not incur or will not incur, debts that were beyond the ability of Counterparty or Holdings, as applicable, to pay as they mature.  Each of Counterparty’s and Holdings’ investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its respective net worth, and each of Counterparty and Holdings is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction. The conclusion and performance of the Transaction by Counterparty: (i) are within the scope of its objects as set out in its articles of association, (ii) are in its corporate interest; and (iii) will not prejudice one or more of its existing or future creditors.

(h)           At the date hereof no resolution has been adopted and no legal proceedings or other procedure or step is taken in relation to the statutory merger (juridische fusie), demerger (splitsing) or split-off (afsplitsing) in each case involving Counterparty as disappearing or splitting entity, concerning the liquidation (ontbinding) of Counterparty or the filing of a request for its bankruptcy (faillissement) or for a suspension of payments (surséance van betaling), or concerning a composition, assignment or arrangement with any creditor of Counterparty or enforcement of any security over any assets of Counterparty and Counterparty has not received a notice from a trade register concerning its dissolution under section 2:19a of the Dutch Civil Code nor has it given notice under section 36(2) of the Dutch 1990 Tax Collection Act

(Invorderingswet 1990) (irrespective of whether this notice is pursuant to section 60 of the Dutch Act on the Financing of Social Insurances (Wet financiering sociale verzekeringen)).

(i)           The Transaction has been duly authorized and approved by the board of directors of each of Holdings and Counterparty and Counterparty has taken all other corporate action required for its valid entry into and performance of the Transaction.

(j)           No works council (ondernemingsraad) within the meaning of the Dutch Works Councils Act (Wet op de ondernemingsraden) has been established or is in the process of being established for Counterparty’s business.

(k)           Each of Counterparty and Holdings is not and, after giving effect to the Transaction, will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(l)           As a condition to the effectiveness of the Transaction hereunder, Counterparty and Holdings shall deliver to Dealer (i) an opinion of their British Virgin Islands counsel and (ii) an opinion of their Netherlands counsel, each dated as of the Trade Date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement. For the avoidance of doubt, neither Counterparty nor Holdings shall be required to deliver an opinion of counsel with respect to the Counterparty Guaranty.

(m)           Counterparty and Holdings have provided Dealer with accurate copies of resolutions authorizing the Transaction, as adopted by their respective boards of directors and, in the case of Counterparty, its sole shareholder, which have been duly adopted and remain in effect on the date hereof.

(n)           Counterparty (i) is an “institutional account” as defined in FINRA Rule 4512(c); (ii) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and will exercise independent judgment in evaluating the recommendations of Dealer or its associated persons; and (iii) will notify Dealer if any of the statements contained in clause (i) or (ii) of this Section 4(n) ceases to be true.

5.           Regulatory Disruption.  In the event that Dealer concludes, in its good faith and reasonable discretion, that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures applicable to Dealer (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer as generally applicable to its corporate equity derivatives business) for it to refrain from purchasing Shares on any Relevant Day or Days during the Hedge Period or selling Shares on any Scheduled Trading Day or Days that would otherwise be an Equity Valuation Date, Dealer may by written notice to Counterparty elect to deem that a Market Disruption Event has occurred and will be continuing on such Relevant Day or Days or Scheduled Trading Day or Days, as applicable.

6.           10b5-1 Plan.  Each of Counterparty and Holdings represents, warrants and covenants to Dealer that:

(a)           It is entering into this Confirmation and the Transaction in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) or any other antifraud or anti-manipulation provisions of the federal or applicable state securities laws and that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares.  It acknowledges that it is the intent of the parties that the Transaction comply with the requirements of paragraphs (c)(1)(i)(A) and (B) of Rule 10b5-1 and the Transaction shall be interpreted to comply with the requirements of Rule 10b5-1(c).

(b)           It will not seek to control or influence Dealer’s decision to make any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) under the Transaction, including, without limitation,

Dealer’s decision to enter into any hedging transactions.  It further represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Confirmation under Rule 10b5-1.

(c)           It acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation or the Trade Notification must be effected in accordance with the requirements for the amendment or termination of a “plan” as described in Rule 10b5-1(c) and any applicable laws and regulations.  Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 or any applicable laws and regulations, and no such amendment, modification or waiver shall be made at any time at which Counterparty or Holdings is aware of any material non-public information regarding Counterparty, Holdings or the Shares.

7.           Holdings Purchases.  Holdings (or any “affiliated purchaser” as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall not, without the prior written consent of Dealer, directly or indirectly purchase any Shares (including by means of a derivative instrument), listed contracts on the Shares or securities that are convertible into, or exchangeable or exercisable for Shares (including, without limitation, any Rule 10b-18 purchases of blocks (as defined in Rule 10b-18)) on any Relevant Day during the Hedge Period, except through Dealer. However, the foregoing shall not limit (i) purchases that are not solicited by or on behalf of Holdings, its “affiliates” or “affiliated purchasers” (each as defined in Rule 10b-18) or (ii) Holdings’s ability (or the ability of any “agent independent of the issuer” (as defined in Rule 10b-18)), pursuant to any “plan” (as defined in Rule 10b-18) of Holdings or its affiliates, to re-acquire Shares in connection with any equity transaction related to such plan or to limit Holdings’s ability to withhold Shares to cover tax liabilities associated with such equity transactions or otherwise restrict Holdings’s ability to repurchase Shares under privately negotiated transactions with any of its employees, officers, directors or affiliates, so long as any re-acquisition, withholding or repurchase does not constitute a “Rule 10b-18 purchase” (as defined in Rule 10b-18).

8.           10b-18 Purchases.  With respect to all purchases of Shares in connection with the Transaction (the “10b-18 Purchases”) made by Dealer or any affiliates of Dealer during the Hedge Period, Dealer agrees to, and shall cause such affiliates to, use good faith efforts to makes all such 10b-18 Purchases in a manner that Dealer reasonably believes would comply with the limitations set forth in clauses (b)(2), (b)(3), (b)(4) and (c) of Rule 10b-18, as if Dealer were Counterparty or an “affiliated purchaser” (as such term is defined in Rule 10b-18) of Counterparty and such rule were applicable to such purchases and taking into account any applicable Securities and Exchange Commission no-action letters as appropriate, and subject to any delays between the execution and reporting of a trade of the Shares on the Exchange and other circumstances beyond Dealer’s control or the control of such affiliates.

9.           Acknowledgments.

(a)	The parties hereto intend for:

(i)
the Transaction to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code, a “swap agreement” as defined in Section 101(53B) of the Bankruptcy Code and a “forward contract” as defined in Section 101(25) of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 555, 556, 560 and 561 of the Bankruptcy Code;

(ii)	the Agreement to be a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code;

(iii)
a party’s right to liquidate, terminate or accelerate the Transaction, net out or offset termination values or payment amounts, and to exercise any other remedies upon the occurrence of any Event of Default or Termination Event under the Agreement with respect to the other party or any Extraordinary Event that results in the termination or cancellation of the Transaction to constitute a “contractual right” (as defined in the Bankruptcy Code); and

(iv)
all payments for, under or in connection with the Transaction, all payments for the Shares (including, for the avoidance of doubt, payment due upon Cash Settlement) and the transfer of such Shares to constitute “settlement payments” and “transfers” (as defined in the Bankruptcy Code).

(b)	Each of Counterparty and Holdings acknowledges that:

(i)
during the Term of the Transaction, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to the Transaction;

(ii)	Dealer and its affiliates may also be active in the market for the Shares other than in connection with hedging activities in relation to the Transaction;

(iii)
Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in Holdings’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Hedge Period Reference Price and the Final Price for the Transaction;

(iv)
any market activities of Dealer and its affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the Final Price and Hedge Period Reference Price for the Transaction, each in a manner that may be adverse to Counterparty and Holdings; and

(v)
the Transaction is a derivatives transaction; Dealer may purchase or sell Shares for its own account at an average price that may be greater than, or less than, the Final Price under the terms of such Transaction.

10.           Disposition of Hedge Shares.  With respect to the Shares (the “Hedge Shares”) acquired by Dealer or one of its affiliates for the purpose of hedging Dealer’s obligations pursuant to the Transaction, Holdings and Counterparty hereby agree to take such actions as are described in clause (a) below, unless (x) the registration statement is not timely filed or made effective as described in clause (a) below, (y) the prospectus is unavailable with respect to Dealer or its affiliate for any reason on any relevant Equity Valuation Date or Equity Settlement Date or (z) Holdings or Counterparty, as applicable, fails to provide the opinions, representations, indemnities, certificates and such other documentation as may be reasonably satisfactory to Dealer or its affiliate in accordance with such clause (a) below, in which case clause (b) below shall apply unless Holdings or Counterparty, as applicable, fails to provide the opinions, representations, indemnities, certificates and such other documentation as may be reasonably satisfactory to Dealer or its affiliate in accordance with such clause (b) below, in which case clause (c) below shall apply. Furthermore, upon receipt of a Share Reduction notice, Dealer or its affiliate shall use its commercially reasonable efforts to effect an offering as promptly as practicable pursuant to clause (a) or (b) below, as applicable, subject to the compliance by Counterparty and Holdings with their respective obligations under such clause (a) or (b), as applicable. Notwithstanding the foregoing, Counterparty may elect to satisfy its obligations under this Section 10 pursuant to clause (c) below upon three Exchange Business Days’ written notice to Dealer.

(a)           In order to allow Dealer or its affiliate to sell the Hedge Shares in a registered at-the-market offering, Holdings and Counterparty shall use commercially reasonable efforts to (x) make available to Dealer or its affiliate no later than October 22, 2012 an effective registration statement (or a prospectus supplement in relation to an existing registration statement) under the Securities Act of 1933, as amended (the “Securities Act”), and the corresponding prospectus to cover the resale of such Hedge

Shares by Dealer or its affiliate (which prospectus or prospectus supplement shall contain a description of the terms of the Transaction) and (y) keep such registration statement continuously effective at all times during the Term of the Transaction; provided that Holdings may suspend the effectiveness of such registration statement or the use of such prospectus for a period not to exceed 30 consecutive days or 60 days in the aggregate during the Term of the Transaction if Holdings shall have determined in good faith upon the advice of counsel that because of valid business reasons (not including solely for the purpose of avoiding Holdings’s obligations hereunder), including the acquisition or divestiture of assets, pending corporate developments and similar events, public filings with the Securities and Exchange Commission and similar events, it is in the best interests of Holdings to suspend such effectiveness or use, as applicable, and prior to suspending such use Holdings provides Dealer or its affiliate with written notice of such suspension, which notice need not specify the nature of the event giving rise to such suspension and shall not include any material non-public information. In connection with the foregoing, Holdings and Counterparty shall (A) enter into an agreement, in form and substance reasonably satisfactory to Dealer or its affiliate, substantially in the form of the form of underwriting agreement filed as Exhibit 1.1 to Holdings’ Amendment No. 1 to Form F-1 Registration Statement dated as of October 17, 2011 and that shall provide for the payment by Counterparty or Holdings of all reasonable expenses in connection with such resale, including all registration costs and all fees and expenses of counsel for Dealer or its affiliate, and for the delivery of such customary certificates and closing documents, and shall contain such customary representations, warranties and indemnities by Holdings and Counterparty as are contemplated by such underwriting agreement (provided that the lock-up provisions thereof will not be applicable) and (B) afford Dealer or one of its affiliates a reasonable opportunity to conduct a “due diligence” investigation with respect to Holdings and Counterparty customary in scope for underwritten offerings of equity securities. In addition to the foregoing, Holdings shall provide (i) accountant’s “comfort” letters in customary form for registered offerings of equity securities, (ii) disclosure opinions of nationally recognized outside counsel to Holdings reasonably acceptable to Dealer or its affiliate and (iii) such other customary opinions in customary form for registered offerings of equity securities, in each case (1) on or about the date on which Holdings publicly files any Form 20-F under the Exchange Act during the Term of the Transaction and (2) if the product of (x) the number of Hedge Shares to be sold by Dealer or its affiliate in connection with a Share Reduction or during the Valuation Period, as the case may be, and (y) the official closing price per Share as quoted by the Exchange on the Exchange Business Day immediately preceding the day on which Counterparty delivers any written notice relating to such Share Reduction or the first day of the Valuation Period, exceeds USD 100,000,000, on or about the day on which Counterparty delivers any such written notice or the first day of the Valuation Period. For the avoidance of doubt, the parties acknowledge that they anticipate that any offering pursuant to this Section 10(a) will be conducted as an at-the-market offering.

(b)           In order to allow Dealer or its affiliate to sell the Hedge Shares in a private placement, Counterparty shall use commercially reasonable efforts to enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance reasonably satisfactory to Dealer or its affiliate, which (i) shall provide for the payment by Counterparty or Holdings of all reasonable expenses in connection with such private placement, including all fees and expenses of counsel for Dealer or its affiliate, and (ii) shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer or its affiliate, opinions and certificates and such other documentation as is customary for private placements agreements, all reasonably acceptable to Dealer or its affiliate (except that Holdings shall not be required to deliver disclosure letters or accountants’ “comfort letters” and such private placement agreement shall not include any lock-up or similar provisions) and afford Dealer or one of its affiliates (or any designated buyer of the Hedge Shares from Dealer or its affiliate) a reasonable opportunity to conduct a “due diligence” investigation with respect to Holdings and Counterparty customary in scope for private placements of equity securities (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them). In connection with such private placement, Counterparty and Holdings agree that, until the completion of such private placement, Counterparty, Holdings and any of its affiliates or agents will not (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Shares or any securities convertible into or exercisable or exchangeable for Shares or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Shares or such other securities, in cash or otherwise.

(c)           Counterparty shall purchase the Hedge Shares from Dealer or its affiliate at the VWAP Price on such Exchange Business Days, and in the amounts, requested by Dealer, and provide opinions, representations, indemnities, certificates and such other documentation as may be reasonably satisfactory to Dealer or its affiliate. “VWAP Price” means, for any Exchange Business Day, a price per Share as determined by the Calculation Agent based on the “New York” Volume Weighted Average Price per Share for the regular trading session (including any extensions thereof) of the Exchange on such Exchange Business Day (without regard to pre-open or after hours trading outside of such regular trading session for such Exchange Business Day), as published by Bloomberg at 4:15 p.m. New York time (or 15 minutes following the end of any extension of the regular trading session) on such Exchange Business Day, on Bloomberg page “ARCO.N <Equity> AQR” (or any successor thereto), or if such price is not so reported on such Exchange Business Day for any reason or is, in the Calculation Agent’s reasonable discretion, clearly erroneous, such VWAP Price shall be as reasonably determined by the Calculation Agent.

11.           Calculations and Payment Date upon Early Termination.  The parties acknowledge and agree that in calculating Loss pursuant to Section 6 of the Agreement Dealer may (but need not) determine losses without reference to actual losses incurred but based on expected losses assuming a commercially reasonable (including without limitation with regard to reasonable legal and regulatory guidelines) risk bid were used to determine loss to avoid awaiting the delay associated with closing out any hedge or related trading position in a commercially reasonable manner prior to or sooner following the designation of an Early Termination Date.  Notwithstanding anything to the contrary in Section 6(d)(ii) of the Agreement, all amounts calculated as being due in respect of an Early Termination Date under Section 6(e) of the Agreement will be payable on the day that notice of the amount payable is effective.

12.           Right to Extend.  Dealer may postpone any Equity Valuation Date or any Cash Settlement Payment Date, with respect to some or all of the relevant Shares (in which event the Calculation Agent shall make appropriate adjustments to the payments), if Dealer determines, in its reasonable discretion, that such extension is reasonably necessary to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market or other relevant market or to enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer.

13.           Indemnification.  Counterparty and Holdings agree jointly and severally to indemnify and hold harmless Dealer, its affiliates and its assignees and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities (or actions in respect thereof), joint or several, incurred by or asserted against such Indemnified Party arising out of, in connection with, or relating to (a) any breach of any covenant or representation made by Counterparty and Holdings in this Confirmation or the Agreement or (b) any claim (whether arising under the Securities Act, the Exchange Act or otherwise) alleging (i) Holdings’ failure to be in compliance with its reporting obligations under the Exchange Act in respect of the Transaction or Dealer’s (or its affiliate’s) related hedging activity, (ii) any untrue statement or alleged untrue statement of a material fact related to the Transaction or Dealer’s (or its affiliate’s) related hedging activity contained in any report or filing made by Holdings pursuant to the Exchange Act, (iii) the omission or alleged omission to state in any report of filing made by Holdings pursuant to the Exchange Act any material fact related to the Transaction or Dealer’s (or its affiliate’s) related hedging activity required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (iv) insufficiency of Counterparty’s or Holdings’ public disclosure in respect of the Transaction or Dealer’s (or its affiliate’s) related hedging activity under any applicable disclosure requirement in any relevant jurisdiction, and, in each case, will reimburse any Indemnified Party for all reasonable expenses (including reasonable legal fees and expenses) as they are incurred (after notice to Counterparty and

Holdings) in connection with the investigation of, preparation for, or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty and/or Holdings.  Counterparty and Holdings will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a nonappealable judgment by a court of competent jurisdiction to have resulted from Dealer’s willful misconduct, gross negligence or bad faith in performing the services that are subject of the Transaction.  If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty and/or Holdings shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability.  Each of Counterparty and Holdings also agrees that no Indemnified Party shall have any liability to Counterparty or Holdings, as applicable, or any person asserting claims on behalf of or in right of Counterparty or Holdings, as applicable, in connection with or as a result of any matter referred to in this Agreement except to the extent that any losses, claims, damages, liabilities or expenses incurred by Counterparty and/or Holdings, as applicable, result from the gross negligence, willful misconduct or bad faith of the Indemnified Party.  The provisions of this Section 12 shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and/or delegation of the Transaction made pursuant to the Agreement or this Confirmation shall inure to the benefit of any permitted assignee of Dealer.

14.           ISDA Form Elections.

With respect to the Agreement, Counterparty and Dealer agree to make the following elections and amendments:

(a)	“Specified Entity” means:

(i)
in relation to Dealer, Goldman Sachs Bank USA, Goldman, Sachs & Co., Goldman Sachs Capital Markets, L.P., J. Aron & Company, Goldman Sachs Japan Co., Ltd., Goldman Sachs International Bank, Goldman Sachs (Asia) Finance, Goldman Sachs Financial Markets, L.P., Goldman Sachs Paris Inc. et Cie, Goldman Sachs Mitsui Marine Derivative Products, L.P., Goldman, Sachs & Co. oHG and J. Aron & Company (Singapore) Pte. for the purpose of Section 5(a)(v), and Specified Entity shall not apply for purposes of Sections 5(a)(vi), 5(a)(vii) and 5(b)(iv) of the Agreement; and

(ii)
in relation to Counterparty, Holdings and any “Restricted Subsidiary” (as defined in the Indenture) of Counterparty, and Specified Entity shall apply for the purpose of Sections 5(a)(v), 5(a)(vi), 5(a)(vii) and 5(b)(iv) of the Agreement.

(b)
The “Cross Default” provisions of Section 5(a)(vi) of the Agreement will apply to Dealer and will apply to Counterparty; provided that (a) the phrase “or becoming capable at such time of being declared” shall be deleted from clause (1) of such Section 5(a)(vi) of the Agreement and (a) the following language shall be added to the end thereof:  “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (i) the default was caused solely by error or omission of an administrative or operational nature; (ii) funds were available to enable the party to make the payment when due; and (iii) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”.

For purposes of Section 5(a)(vi), the following provisions apply:

“Specified Indebtedness” shall have the meaning set forth in Section 14 of the Agreement.

“Threshold Amount” means:

(i)	with respect to Dealer, 3% of shareholders’ equity of The Goldman Sachs Group Inc. (“Dealer Parent”) as of the Trade Date; and

(ii)
with respect to Counterparty, $25,000,000, or its equivalent in any other currency or currencies. For purposes of this definition, any Specified Indebtedness denominated in a currency other than the currency in which the Threshold Amount is expressed shall be converted into the currency in which the Threshold Amount is expressed at the exchange rate therefor reasonably chosen by the other party.

(c)
Illegality.  The parties agree that for the avoidance of doubt, for purposes of Section 5(b)(i) of the Agreement, “any applicable law” shall include the Dodd-Frank Act, any rules and regulations promulgated thereunder and any similar law or regulation, without regard to Section 739 of the Dodd-Frank Act or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, and the consequences specified in the Agreement, including without limitation, the consequences specified in Section 6 of the Agreement, shall apply to any Illegality arising from such act, rule or regulation.

(d)	Credit Support Document. With respect to the Agreement:

(i)
In relation to Dealer: the guaranty dated as of or about the date hereof by Dealer Parent in favor of Counterparty as beneficiary thereof, substantially in the form of Annex A hereto, such guaranty to be delivered by Dealer to Counterparty reasonably promptly following the Trade Date.

(ii)
In relation to Counterparty: the Counterparty Guaranty, such guaranty to be delivered by each of the subsidiary guarantors set forth in Annex B to Dealer no later than the date one month immediately following the Trade Date.

(e)	Credit Support Provider. With respect to the Agreement:

(i)	In relation to Dealer: Dealer Parent

(ii)	In relation to Counterparty: Each of the subsidiary guarantors set forth in Annex B

15.           Additional Provisions.

(a)           Counterparty understands and agrees that, as a broker-dealer registered with the U.S. Securities and Exchange Commission (“SEC”), Agent, as agent of Dealer and Counterparty, will be responsible for (a) effecting the Transaction entered into by Dealer and Counterparty hereunder, (b) issuing all required confirmations and statements to Dealer and Counterparty, (c) maintaining books and records relating to the Transaction entered into hereunder as required by SEC regulations and (d) receiving, delivering and safeguarding Counterparty’s funds and any securities in connection with the Transaction entered into hereunder, in compliance with SEC regulations.

(b)           Counterparty understands and agrees that Agent is acting solely in its capacity as agent for Counterparty and Dealer pursuant to instructions from Counterparty and Dealer.  Agent shall have no responsibility or personal liability to either party arising from any failure by either party to pay or perform any obligation under the Transaction.  Each party agrees to proceed solely against the other to collect or recover any amount owing to it or enforce any of its rights in connection with or as a result of the Transaction.

(c)           Notwithstanding the above, for purposes of applicable rules of The Financial Services Authority (“FSA”), Dealer shall treat Agent alone as its customer.  As a consequence, most of the customer protections available under FSA rules will not be available to Counterparty.

(d)           Notwithstanding any provisions of the Agreement, all communications relating to the Transaction or the Agreement shall be transmitted exclusively through Agent at 200 West Street, New York, New York 10282-2198, Telephone No. (212) 902-1981, Facsimile No. (212) 428-1980/1983.

16.           Governing Law and Jurisdiction.  The Agreement, this Confirmation, the Trade Notification and all matters and all non-contractual obligations arising out of in connection with the Agreement, this Confirmation, and the Trade Notification shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (without reference to its choice of law doctrine other than Title 14 of Article 5 of the General Obligations Law of New York (the “General Obligations Law”).  This Confirmation and the Trade Notification is also subject to, and incorporates, the jurisdiction provisions contained in Section 13(b) of the Agreement; provided that in the first line of Section 13(b) the following shall be inserted after the word, “Agreement”, “including, without limitation, disputes relating to any non-contractual obligations arising out of or in connection with this Agreement”.

17.           General Obligations Law. With respect to the Transaction, (i) this Confirmation, as supplemented by the related Trade Notification, is a “qualified financial contract”, as such term is defined in Section 5-701(b)(2) of the General Obligations Law; (ii) such Trade Notification constitutes a “confirmation in writing sufficient to indicate that a contract has been made between the parties” hereto, as set forth in Section 5-701(b)(3)(b) of the General Obligations Law; and (iii) this Confirmation constitutes a prior “written contract” as set forth in Section 5-701(b)(1)(b) of the General Obligations Law, and each party hereto intends and agrees to be bound by this Confirmation, as supplemented by the Trade Notification.

18.           Offices.

The Office of Dealer for the Transaction is: Peterborough Court, 133 Fleet Street, London EC4A 2BB.

The Office of Counterparty for the Transaction is: Not Applicable.

19.           Counterparts.  This Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Confirmation by signing and delivering one or more counterparts.

Counterparty and Holdings hereby agree (i) to check this Confirmation carefully and promptly upon receipt so that errors or discrepancies can be promptly identified and rectified and (ii) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement among Dealer, Counterparty and Holdings with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Goldman, Sachs & Co., Equity Derivatives Documentation Department, Facsimile No. 212-428-1980/83.

Yours faithfully, GOLDMAN SACHS INTERNATIONAL

By:	/s/ Dierdre Armstrong
	Name:	Dierdre Armstrong
	Title:	Executive Director

Agreed and Accepted By:

ARCOS DORADOS B.V.

By:	/s/ Diego Pace
	Name:	Diego Pace
	Title:	Corporate Finance Director

ARCOS DORADOS HOLDINGS INC.

By:	/s/ Diego Pace
	Name:	Diego Pace
	Title:	Corporate Finance Director

Signature Page to Share Swap Transaction Confirmation

SCHEDULE A

TRADE NOTIFICATION

To:	Arcos Dorados B.V. Prins Bernhardplein 200 1097 JB Amsterdam, Netherlands
A/C:	006154496
From:	Goldman Sachs International
Re:	Share Swap Transaction
Ref. No:	[Reference Number]
Date:	[Insert Date], 2012

The purpose of this Trade Notification is to notify you of certain terms in the Transaction entered into among Goldman Sachs International, Arcos Dorados B.V. and Arcos Dorados Holdings Inc. (together, the “Contracting Parties”) on the Trade Date specified in the Confirmation (as defined below).

This Trade Notification supplements, forms part of, and is subject to the Confirmation dated as of August 13, 2012 (Ref. No: SDB4174646513) (the “Confirmation”) between the Contracting Parties, as amended and supplemented from time to time.

Hedge Period Reference Price:	USD[ ]
Last Relevant Day of the Hedging Period:	[ ], 2012
Equity Notional Amount:	USD[ ]

Yours sincerely, GOLDMAN SACHS INTERNATIONAL

By:
Authorized Signatory

Schedule A-1

SCHEDULE B

Relevant Days

August 15, 2012
August 16, 2012
August 17, 2012
August 20, 2012
August 21, 2012
August 22, 2012
August 23, 2012
August 24, 2012
August 27, 2012
August 28, 2012
August 29, 2012
August 30, 2012
August 31, 2012
September 4, 2012
September 5, 2012
September 6, 2012
September 7, 2012
September 10, 2012
September 11, 2012
September 12, 2012
September 13, 2012
September 14, 2012
September 17, 2012
September 18, 2012
September 19, 2012
September 20, 2012
September 21, 2012
September 24, 2012
September 25, 2012
September 26, 2012
September 27, 2012
September 28, 2012
October 1, 2012
October 2, 2012
October 3, 2012
October 4, 2012
October 5, 2012
October 8, 2012
October 9, 2012
October 10, 2012

Schedule B-1

ANNEX A

FORM OF DEALER PARENT GUARANTY

August [  ], 2012

Arcos Dorados B.V.
Prins Bernhardplein 200  1097 JB
Amsterdam, Netherlands

Attention:      Digna van der Pol

Ladies and Gentlemen:

For value received, The Goldman Sachs Group, Inc. (the “Guarantor”), a corporation duly organized under the laws of the State of Delaware, hereby unconditionally guarantees the prompt and complete payment when due, whether by acceleration or otherwise, of all obligations and liabilities, whether now in existence or hereafter arising, of Goldman Sachs International, a subsidiary of the Guarantor and an unlimited liability company duly organized under the laws of England (the “Company”), to Arcos Dorados B.V. (the “Counterparty”) arising out of or under the confirmation (Ref. No.: SDB4174646513), dated August 13, 2012, relating to a Share Swap Transaction between the Company and the Counterparty dated as of August 13, 2012 (the “Obligations”).  This Guaranty is one of payment and not of collection.

The Guarantor hereby waives notice of acceptance of this Guaranty and notice of the Obligations, and waives presentment, demand for payment, protest, notice of dishonour or non-payment of the Obligations, suit or the taking of other action by Counterparty against, and any other notice to, the Company, the Guarantor or others.

The Counterparty may at any time and from time to time without notice to or consent of the Guarantor and without impairing or releasing the obligations of the Guarantor hereunder: (1) agree with the Company to make any change in the terms of the Obligations; (2) take or fail to take any action of any kind in respect of any security for the Obligations; (3) exercise or refrain from exercising any rights against the Company or others in respect of the Obligations; or (4) compromise or subordinate the Obligations, including any security therefor. Any other suretyship defenses are hereby waived by the Guarantor.

This Guaranty shall continue in full force and effect until the opening of business on the fifth business day after Counterparty receives written notice of termination from the Guarantor. It is understood and agreed, however, that notwithstanding any such termination this Guaranty shall continue in full force and effect with respect to all Obligations which shall have been incurred prior to such termination.

Annex A-1

The Guarantor may not assign its rights nor delegate its obligations under this Guaranty, in whole or in part, without prior written consent of the Counterparty, and any purported assignment or delegation absent such consent is void, except for an assignment and delegation of all of the Guarantor’s rights and obligations hereunder in whatever form the Guarantor determines may be appropriate to a partnership, corporation, trust or other organization in whatever form that succeeds to all or substantially all of the Guarantor’s assets and business and that assumes such obligations by contract, operation of law or otherwise.  Upon any such delegation and assumption of obligations, the Guarantor shall be relieved of and fully discharged from all obligations hereunder, whether such obligations arose before or after such delegation and assumption.

THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW. GUARANTOR AGREES TO THE EXCLUSIVE JURISDICTION OF COURTS LOCATED IN THE STATE OF NEW YORK, UNITED STATES OF AMERICA, OVER ANY DISPUTES ARISING UNDER OR RELATING TO THIS GUARANTY.

Very truly yours, THE GOLDMAN SACHS GROUP, INC.

By:
Authorized Officer

Annex A-2

ANNEX B

FORM OF COUNTERPARTY GUARANTY

[ ], 2012

Goldman Sachs International
Peterborough Court
133 Fleet Street
London EC4A 2BB

For value received, each of Arcos Dorados Argentina S.A., a sociedad anónima organized under the laws of the Argentine Republic, Arcos Dourados Comercio de Alimentos Ltda., a sociedade limitada organized under the laws of the Federative Republic of Brazil, Arcos Dorados Colombia S.A., a sociedad anónima organized under the laws of the Republic of Colombia, Arcos SerCal Inmobiliaria, S. de R.L. de C.V., a sociedad de responsabilidad limitada de capital variable organized under the laws of the United Mexican States, Arcos SerCal Servicios, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of the United Mexican States, Golden Arch Development Corporation, a Delaware corporation, and Arcos Dorados Puerto Rico, Inc., a company formed under the laws of the Commonwealth of Puerto Rico (each, a “Guarantor”), hereby fully and unconditionally guarantees on a general unsecured basis, as primary obligor and not merely as surety, jointly and severally with each other Guarantor, the full and punctual payment when due, whether by acceleration or otherwise, of all obligations and liabilities, whether now in existence or hereafter arising, of Arcos Dorados B.V., an affiliate of each Guarantor and a besloten vennootschap met beperkte aansprakelijkheid duly organized and validly existing under the laws of the Netherlands and having its corporate seat in Amsterdam, the Netherlands (“Counterparty”), to Goldman Sachs International, an unlimited liability company duly organized under the laws of England (“Dealer”), arising out of or under the confirmation (Ref. No.: SDB4174646513), dated August 13, 2012 (the “Confirmation”), relating to a Share Swap Transaction between Dealer and Counterparty (the “Obligations”).

Each Guarantor waives presentment to, demand of payment from and protest to Counterparty of any of the Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Confirmation or the Obligations. The obligations of each Guarantor hereunder shall not be affected by (i) the failure of Dealer to assert any claim or demand or to enforce any right or remedy against Counterparty or any other person under the Confirmation or any other agreement or otherwise; (ii) any extension or renewal of any thereof; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of the Confirmation or any other agreement; (iv) the failure of Dealer to exercise any right or remedy against any other Guarantor; or (v) any change in the ownership of Counterparty. Each Guarantor further agrees (to the extent permitted by law) that the Obligations may be extended or renewed or the terms thereof changed, in whole or in part, without notice or further assent from it, and that it will remain bound hereunder notwithstanding any extension, renewal or change of any Obligation. Each Guarantor hereby waives any and all other suretyship defenses.

Each Guarantor further agrees that its guarantee herein constitutes a guarantee of payment when due (and not a guarantee of collection) and waives any right to require that any resort be had by Dealer to any security held for payment of the Obligations.

Each Guarantor further expressly waives irrevocably and unconditionally: (i) any right it may have to first require Dealer to proceed against, initiate any actions before a court of law or any other judge or authority, or enforce any other rights or security or claim payment from Counterparty or any other person (including any Guarantor or any other guarantor) before claiming from it under this guaranty; (ii) any rights to the benefits of orden, excusión, división, quita and espera arising from Articles 2814, 2815, 2817, 2818, 2819, 2820, 2821, 2822, 2823, 2826, 2837, 2839, 2840, 2845, 2846, 2847 and any other related or applicable Articles that are not explicitly set forth herein because of the Guarantor’s knowledge thereof, of the Código Civil Federal of Mexico and the Código Civil of each State of the Mexican Republic and for the Federal District of Mexico and/or Articles 366, 821, 827, 834, 835, 837, 838 and 839 of the Brazilian Civil Code (Código Civil da Repúlica Federativa do Brasil, Law No. 10,406, of January 10, 2002, as amended), as applicable; (iii) any right to which it may be entitled to have the assets of Counterparty or any other person (including any Guarantor or any other guarantor) first be used, applied or depleted as payment of Counterparty’s or the Guarantors’ obligations hereunder, prior to any amount being claimed from or

Annex B-1

paid by any of the Guarantors hereunder; and (iv) any right to which it may be entitled to have claims hereunder divided between the Guarantors.

The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of Dealer to assert any claim or demand or to enforce any remedy under the Confirmation or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Each Guarantor further agrees that its guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time any payment, or any part thereof, in respect of any of the Obligations is rescinded or must otherwise be restored by Dealer upon the bankruptcy or reorganization of Counterparty or otherwise.

Each Guarantor further agrees that, as between such Guarantor, on the one hand, and Dealer, on the other hand: (i) the maturity of the Obligations guaranteed hereby may be accelerated as provided in the Confirmation for purposes of its guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby; and (ii) in the event of any such declaration of acceleration of such Obligations, such Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purposes of its guarantee.

The obligations of each Guarantor hereunder shall be limited to the maximum amount as shall, after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its guaranty or pursuant to its contribution obligations under this guaranty, result in the Obligations not constituting a fraudulent conveyance, fraudulent transfer or similar illegal transfer under applicable law.

Each Guarantor that makes a payment or distribution hereunder will be entitled to a contribution from each other Guarantor in a pro rata amount, based on the net assets of each Guarantor determined in accordance with generally accepted accounting principles in effect in the United States. The foregoing sentence shall in no respect limit the obligations and liabilities of each Guarantor to Dealer and each Guarantor shall remain liable to Dealer for the full amount guaranteed by such Guarantor hereunder. Each Guarantor agrees that it shall not be entitled to any right of subrogation in respect of any Obligations until payment in full of all Obligations. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for Dealer, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to Dealer in the exact form received by such Guarantor (duly endorsed by such Guarantor to Dealer, if required), to be applied against the Obligations.

Each Guarantor hereby agrees to pay, in addition to the amounts stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by Dealer in enforcing any rights hereunder.

No Guarantor may assign its rights or delegate its obligations under this Guaranty, in whole or in part, without prior written consent of Dealer, and any purported assignment or delegation absent such consent is void, except for an assignment and delegation of all of a Guarantor's rights and obligations hereunder in whatever form the Guarantor determines may be appropriate to a partnership, corporation, trust or other organization in whatever form that succeeds to all or substantially all of the Guarantor's assets and business and that assumes such obligations by contract, operation of law or otherwise. Upon any such delegation and assumption of obligations, the relevant Guarantor shall be relieved of and fully discharged from all obligations hereunder, whether such obligation arose before or after such delegation and assumption.

Annex B-2

THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW. EACH GUARANTOR AGREES TO THE EXCLUSIVE JURISDICTION OF THE COURTS LOCATED IN THE STATE OF NEW YORK OVER ANY DISPUTES ARISING UNDER OR RELATING TO THIS GUARANTY.

Very truly yours,

ARCOS DORADOS ARGENTINA S.A.

By:
Name:
Title:

ARCOS DOURADOS COMERCIO DE ALIMENTOS LTDA.

By:
Name:
Title:

ARCOS DORADOS COLOMBIA S.A.

By:
Name:
Title:

ARCOS SERCAL INMOBILIARIA, S. DE R.L. DE C.V.

By:
Name:
Title:

ARCOS SERCAL SERVICIOS, S.A. DE C.V.

By:
Name:
Title:

[Signature Page to Subsidiary Guarantee]

Annex B-3

GOLDEN ARCH DEVELOPMENT CORPORATION

By:
Name:
Title:

ARCOS DORADOS PUERTO RICO, INC.

By:
Name:
Title:

[Signature Page to Subsidiary Guarantee]

Annex B-4